                                                                    EXHIBIT 99.1



NEWS RELEASE - October 29, 2003
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES


SUBJECT:           HAVERTY FURNITURE
                   REPORTS RESULTS FOR THIRD QUARTER 2003




ATLANTA, GEORGIA, OCTOBER 29, 2003 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE:
HVT and HVT.A) today reported earnings for third quarter ended September 30, 2003. Net income for the third quarter was $7.4 million or $0.33 per diluted share, a 25.2% and 22.2% increase respectively from the third quarter 2002 net income of $5.9 million or $0.27 per diluted share.

For the nine months ended September 30, 2003, net income was $14.4 million or $0.65 per diluted share versus the 2002 year-to-date net income of $16.4 million or $0.74 per diluted share.

Net sales for the third quarter of 2003 were $195.4 million, an increase of 11.2% over sales of $175.7 million for the corresponding quarter in 2002. As previously reported, comparable-store sales increased 6.1% for the quarter.

Clarence H. Smith, president and chief executive officer, said, "Third quarter net earnings per share increased 22.2% versus last year due to improvements in sales volume, gross profit margins and operating expenses. We capitalized on the return this quarter of a more favorable economic environment and consumer sentiment. These factors, together with our appealing merchandise assortment and the use of more effective promotions, helped drive a 6.1% comparable-store sales increase for the quarter.

"We were pleased to generate positive cash flow from operations of $32.1 million during the third quarter, as debt was reduced by $18.3 million and cash and cash equivalents increased by $14.0 million. This was partly due to a $6.3 million reduction in inventories made possible by recent consolidation of distribution and delivery centers as well as new methods applied to inventory management. Net accounts receivable decreased by $6.7 million during the quarter as the portion of sales financed through third-party credit promotions increased.

"Selling, general and administrative expenses were 1.5% lower relative to sales for this year's third quarter compared to last year. Seven retail stores and two new distribution centers were opened in the third quarter of 2002 that had caused expenses to be unusually high. Duplicate distribution expenses have since been largely eliminated and the fixed costs involved with the overall expansion have been effectively leveraged with better sales volume this year. Additional improvement is expected over the next several months as systems and techniques are refined to help optimize the scheduling and routing of deliveries and provide for a more efficient and automated customer service experience after the store visit. Real estate gains accounted for the majority of our other income. We did not have the same level of transactions in this year's third quarter as we did in 2002 when we sold two large warehouses.


"We are excited to be opening a new store in Bowie, Maryland in November, which will be our fourth store in the greater Washington, D.C. market. A lease was recently signed for a new store in Columbia,


                                                                     more. . . .
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NEWS RELEASE - October 29, 2003
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES                       Page 2


Maryland that will open in mid 2004. Maryland will be our 15th state in which we have stores and we look forward to expanding our footprint. Our deliveries have been strong and steady thus far in October with total sales tracking about 9% ahead of last year and comparable-store sales increasing at a rate of approximately 7% over October 2002 sales levels. This month's new order activity in our stores is tracking ahead of last year's pace by similar percentages. November and December are usually the strongest volume months of the year for Havertys. We look forward to providing excellent overall service to our customers throughout this period with our new distribution capabilities."

Havertys is a full-service home furnishings retailer with 112 showrooms in 14 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

This release includes forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The company will sponsor a conference call Wednesday, October 29, 2003 at 10:00 a.m. EST to review the third quarter. Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.






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NEWS RELEASE - October 29, 2003
HAVERTY FURNITURE COMPANIES, INC and SUBSIDIAIRES                        Page 3


                                                  Condensed Consolidated Statements of Income
                                                  (Amounts in thousands except per share data)
                                                                    (Unaudited)

                                                    Quarter Ended                Nine Months Ended
                                                     September 30,                 September 30,
                                              -------------------------       --------------------------
                                                2003            2002               2003             2002
Net sales                                     $ 195,352       $ 175,680       $ 539,366       $ 515,525
Cost of goods sold                               99,535          91,044         276,991         268,475
                                              ---------       ---------       ---------       ---------
     Gross profit                                95,817          84,636         262,375         247,050

Credit service charges                            1,491           2,148           5,012           6,682
                                              ---------       ---------       ---------       ---------
     Gross profit and other revenue              97,308          86,784         267,387         253,732

Expenses:
     Selling, general and administrative         85,306          79,379         240,849         222,346
     Interest                                       886           1,487           3,183           5,326
     Provision for doubtful accounts                626             629           1,731           2,778
     Other expense (income), net                 (1,344)         (4,165)         (1,467)         (2,928)
                                              ---------       ---------       ---------       ---------
         Total expenses                          85,474          77,330         244,296         227,522
                                              ---------       ---------       ---------       ---------

Income before income taxes                       11,834           9,454          23,091          26,210

Income taxes                                      4,437           3,545           8,659           9,829
                                              ---------       ---------       ---------       ---------

     Net income                               $   7,397       $   5,909       $  14,432       $  16,381
                                              =========       =========       =========       =========


Weighted average common shares - basic           21,986          21,693          21,892          21,578
Weighted average diluted common shares           22,589          21,994          22,221          22,213


Basic earnings per share                      $    0.34       $    0.27       $    0.66       $    0.76
Diluted earnings per share                    $    0.33       $    0.27       $    0.65       $    0.74


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NEWS RELEASE - October 29, 2003
HAVERTY FURNITURE COMPANIES, INC and SUBSIDIAIRES                        Page 4


                      Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                   (Unaudited)



                                              September 30,      December 31,     September 30,
                                                   2003              2002              2002
                                              -------------      ------------     --------------
Assets
     Cash and cash equivalents                  $ 18,296          $  3,764          $  7,057
     Accounts receivable,
         net of allowance                        104,763           126,074           137,841
     Inventories at LIFO cost                    109,719           113,328           116,947
     Other current assets                         14,104            20,659            16,550
                                                --------          --------          --------
         Total Current Assets                    246,882           263,825           278,395

     Property and equipment, net                 148,404           134,203           129,401
     Deferred income taxes                         1,221             1,654             7,673
     Other assets                                  4,557             5,157             3,141
                                                --------          --------          --------
                                                $401,064          $404,839          $418,610
                                                ========          ========          ========



Liabilities and Stockholders' Equity
     Notes payable to banks                     $     --          $    --           $  9,300
     Accounts payable and
         accrued expenses                         85,642            88,843            97,619
     Current portion of long-term debt
         and capital lease obligations            12,682            12,677            11,615
                                                --------          --------          --------
             Total Current Liabilities            98,324           101,520           118,534

     Long-term debt and capital
         lease obligations                        55,030            69,821            75,460
     Other liabilities                             8,231             8,617             8,223
     Stockholders' equity                        239,479           224,881           216,393
                                                --------          --------          --------

                                                $401,064          $404,839          $418,610
                                                ========          ========          ========

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NEWS RELEASE - October 29, 2003
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES                        Page 5



                 Condensed Consolidated Statements of Cash Flows
                             (Amounts in thousands)
                                   (Unaudited)


                                                                               Nine Months Ended September 30,
                                                                                   2003                2002
                                                                                 --------           --------
OPERATING ACTIVITIES
Net Income                                                                       $ 14,432           $ 16,381
Adjustments to reconcile net income to net cash
    provided by operating activities:
          Depreciation and amortization                                            12,704             11,739
          Provision for doubtful accounts                                           1,731              2,778
          (Gain) loss on sale of property and equipment                              (438)            (3,760)
                                                                                 --------           --------
                  Subtotal                                                         28,429             27,138

Changes in operating assets and liabilities                                        26,682             40,998
                                                                                 --------           --------

           NET CASH PROVIDED BY OPERATING ACTIVITIES                               55,111             68,136
                                                                                 --------           --------

INVESTING ACTIVITIES
Purchases of property and equipment                                               (19,287)           (35,856)
Proceeds from sale-leaseback transaction                                               --             41,485
Proceeds from sale of property and equipment                                        2,223              6,828
Other investing activities                                                            600             (1,030)
                                                                                 --------           --------

          NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                     (16,464)            11,427
                                                                                 --------           --------

FINANCING ACTIVITIES
Net increase (decrease) in borrowings under revolving credit facilities           (15,900)           (63,700)
Payments on long-term debt and capital lease obligations                           (8,289)            (7,894)
Treasury stock acquired                                                              (245)                --
Proceeds from exercise of stock options                                             3,668              3,745
Dividends paid                                                                     (3,705)            (3,458)
Other financing activities                                                            356             (1,926)
                                                                                 --------           --------
          NET CASH USED IN FINANCING ACTIVITIES                                   (24,115)           (73,233)
                                                                                 --------           --------

INCREASE IN CASH AND CASH EQUIVALENTS                                              14,532              6,330

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      3,764                727
                                                                                 --------           --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $ 18,296           $  7,057
                                                                                 ========           ========


                                    # # # # #

                      Contact: Dennis L. Fink, EVP & CFO or
                   Jenny H. Parker, VP, Secretary & Treasurer
                                  404-443-2900